Exhibit 99.1

Contact: John Jordan

Director of Investor Relations

508-541-8800, ext. 145

PLC SYSTEMS REPORTS FIRST QUARTER RESULTS

Company Provides Milestones To Track Progress Of New Product Line

Franklin, MA, April 29, 2004 – PLC Systems Inc. (AMEX: PLC), a worldwide leader in cardiac laser technologies, today reported financial results for the three months ended March 31, 2004.  First quarter total revenues increased to $1,909,000 compared with $1,734,000 in the first quarter of 2003.  The net loss for the first quarter of 2004 was $350,000, or $.01 per share, compared to net income of $15,000, or $.00 per share, in the first quarter of 2003.

During the first quarter, PLC Systems and Edwards Lifesciences Corporation (NYSE:EW) announced that the two companies entered into an exclusive, multi-year agreement to develop and manufacture Edwards’ Optimaze surgical ablation system, a cardiac laser technology designed to treat cardiac arrhythmias.

“PLC entered 2004 with a growth strategy to pursue opportunities that would provide the company with product diversification,” stated Mark R. Tauscher, president and CEO of PLC Systems.  “By executing our strategy, we have positioned PLC for future growth.  Our first quarter research and development investments of $529,000 are a clear indication of our commitment to this strategy.  In February, we expanded our product portfolio by adding the Optimaze system.  This first step provides the foundation for the new PLC, a multi-product company focused on creating innovative technologies for the cardiac and vascular markets.”

Prior to the expanded relationship between Edwards and PLC, Optimaze was an ongoing program within Edwards.  During the next three quarters, the research and development, as well as the manufacturing of the entire Optimaze system, will be transitioned to PLC.  Edwards expects to introduce the Optimaze system in the second half of 2004.

Tauscher commented on the new opportunity, “We are very pleased with the progress of our new Optimaze project.  We have been aggressive in ramping up our capabilities to finish the research and development phase as well as positioning ourselves to manufacture both the laser and disposable components of the Optimaze system.  In order to track our performance, we believe it is important to establish project milestones that are expected to be completed in the next three quarters.  As we drive toward generating revenue in 2005, our key objectives are as follows: infrastructure build out completed in the third quarter; infrastructure validation completed in the fourth quarter; Optimaze laser product release in the fourth quarter; and Optimaze disposable hand piece product release in the first quarter of 2005.”

Commenting on the first quarter TMR results, “During the first quarter, the demand for our CO2 TMR laser system continued to be healthy, which is evident by the number of new lasers shipped to hospitals and the conversion of previously placed lasers into sales.  We believe that the recently issued Society of Thoracic Surgeons’ practice guidelines for TMR will be a positive influence on the adoption of the TMR therapy.”

During the first quarter of 2004, PLC shipped eight next-generation CO2 Heart Lasers (HL2) to United States hospitals through Edwards Lifesciences, PLC’s exclusive U.S. sales and marketing partner.  Six of the eight HL2 shipments were new lasers and two were redeployed lasers.

PLC ended the first quarter of 2004 with 163 CO2 Heart Lasers located at heart centers throughout the U.S., comprised of 114 HL2 customers and 49 HL1 customers.  As of March 31, 2004, PLC’s U.S. laser base (HL1 and HL2) had increased by more than 18 percent during the preceding twelve months

During the first quarter of 2004, a total of 427 disposable kits were shipped worldwide.  Edwards delivered 382 disposable kits to United States hospitals and PLC shipped 45 disposable kits to international hospitals.  In comparison, a total of 413 disposable kits were delivered worldwide during the quarter ended March 31, 2003.

Tauscher concluded, “Our vision is to build a world-class multi-product, multi-platform medical technology company, focused on creating innovative technologies for the cardiac and vascular markets.  We are making great strides toward this goal.  We believe that our TMR business can and will continue to grow.  The Optimaze project is on course and should generate revenues for PLC in early 2005.  In addition, we continue to investigate additional business opportunities that can provide greater revenue growth and diversification.  By executing our strategy, we believe PLC’s future is bright.”

In conjunction with announcing first quarter results, PLC Systems will be hosting a conference call today, April 29, at 11:00 a.m. Eastern Time.  The call may be joined via telephone by dialing (800) 884-5695 at least 5 minutes prior to the start of the call.  The passcode is: 33853126.  A live Webcast of the call will be available and accessible at the investor relations section of the Company’s Website at www.plcmed.com.  A recording of the conference call will be available for the next month on PLC’s Website.

About PLC Systems Inc.

PLC Systems is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Currently, the company is focused on two unique laser therapies for the treatments of severe angina and cardiac arrhythmias. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System that cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. For the cardiac arrhythmia market, PLC is developing a surgical cardiac ablation laser technology, known as the Optimaze. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.  Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including we may be unable to successfully develop products under our new agreement with Edwards and Edwards may be unsuccessful in distributing these products, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, we may be unable to convince health care professionals and third party payers of the medical and economic benefits of the CO2 Heart Lasers and the Optimaze System, and there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2003, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser are trademarks of PLC Systems Inc.

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Revenues:
Product sales	$1,531	$1,406
Placement and service fees	378	328
Total revenues	1,909	1,734

Cost of revenues:
Product sales	590	525
Placement and service fees	176	116
Total cost of revenues	766	641

Gross profit	1,143	1,093

Operating expenses:
Selling, general and administrative	990	856
Research and development	529	241
Total operating expenses	1,519	1,097

Loss from operations	(376)	(4)

Other income, net	26	19

Net income (loss)	$(350)	$15

Basic and diluted earnings (loss) per share	$(.01)	$.00

Average shares outstanding:
Basic	29,924	29,798
Diluted	29,924	29,811

CONDENSED BALANCE SHEET

	March 31, 2004	December 31, 2003
Cash and cash equivalents	$10,880	$6,377
Total current assets	14,048	9,367
Total assets	14,562	9,849
Total current liabilities	2,710	1,962
Shareholders’ equity	7,289	7,556